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                                                                    EXHIBIT 99.1
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Lyondell Receives Approval for Revised Refinancing Plan

HOUSTON, April 19, 1999 -- Lyondell Chemical Company (NYSE: LYO) has received the approval of its lenders for a revised refinancing plan that will more fully address the Company's near-term debt repayment requirements.

Under the revised plan, announced by Lyondell on April 12, the company plans to issue $2.75 billion of securities versus $1.5 billion with the original plan.

Under the terms of the new plan, Lyondell intends to issue approximately 35 million shares of common stock, $500 million of senior subordinated notes and $1 billion of senior secured notes. The securities will be issued this quarter. In addition, the Company plans to arrange a new tranche of approximately $750 million under its existing bank credit facility.

This will enable Lyondell to retire all of the bank debt (Tranche C) maturing June 30, 1999 and pay off $1.5 billion of the $2 billion (Tranche D) bank debt maturing June 30, 2000. Sources available to pay off the remaining $500 million include cash flow from operations, the refinancing of the company's LYONDELL-CITGO Refining venture, working capital reductions or returning to the capital markets.

The common stock is expected to be sold in an underwritten public offering. The debt portion of the plan will include new senior secured notes and senior subordinated notes that will be offered only to qualified institutional buyers. Such notes have not been and will not be registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration.

Lyondell Chemical Company, with headquarters in Houston, Texas, is the world's largest producer of propylene oxide (PO); the world's number two supplier of polyols and TDI (toluene diisocyanate); a leading producer of propylene glycol; a leading producer of other PO derivatives such as BDO (butanediol) and PGE (propylene glycol ether); and a producer of styrene monomer and MTBE as co-products of PO production.

Through its 41% interest in Equistar Chemicals, LP, Lyondell is also the largest producer of ethylene, propylene and polyethylene in North America and a leading producer of high value-added specialty polymers, color concentrates and polymeric powder.

Through its 58.75% interest in LYONDELL-CITGO Refining LP., Lyondell is one of the largest and most profitable refiners in the United States, processing very heavy Venezuelan crude oil to produce gasoline, low sulfur diesel and jet fuel.

Lyondell is the third largest methanol producer in the U.S., through its 75% interest in Lyondell Methanol Company, L.P.